EXHIBIT 99.1

Amerigon Moves to NASDAQ Global Market(SM)

NORTHVILLE, Mich., Feb. 6 /PRNewswire-FirstCall/ — Amerigon Incorporated (Nasdaq: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced that NASDAQ® has approved the Company’s application to move its exchange listing from The NASDAQ Capital Market® to The NASDAQ Global Market(SM). The Company’s shares will begin trading on The NASDAQ Global Market at the open of trading on February 7. The Company’s securities will continue to be listed under the trading symbol “ARGN”.

President and CEO Daniel R. Coker said, “This move is a testament to our continued positive growth and is significant for both the Company and our shareholders as we continue to move forward giving us increased visibility and liquidity. We expect The NASDAQ Global Market listing will increase our access to institutional investors which will broaden our shareholder base and ultimately benefit our investors.”

About Amerigon

Amerigon (Nasdaq: ARGN) develops and markets products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending September 30, 2006 and its Form 10-K for the year ended December 31, 2005.

CONTACTS:

Allen & Caron Inc

Jill Bertotti (investors)

jill@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300